Exhibit 10.1

Change of Control Retention and Severance Agreement

This Change of Control Retention and Severance Agreement (this “Agreement”), effective December __, 2020 (the “Effective Date”), is made by and between Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), and [Executive] (the “Executive”). This Agreement is entered into in connection with the Company’s entry into that certain Agreement and Plan of Merger by and among the Company, Macquarie Management Holdings, Inc., a Delaware corporation (“Buyer”), Merry Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer, and Macquarie Financial Holdings Pty Ltd, an Australian proprietary company formed under the laws of the Commonwealth of Australia (solely to the extent set forth therein) (the “Merger Agreement”, and the transactions contemplated therein, the “Merger”).

Whereas, the Board considers it essential to the best interests of its stockholders to foster the continued employment, focus, objectivity and dedication of key management personnel through the consummation of the Merger in order to maximize the value of the Company in connection with the Merger; and

Whereas, the Board recognizes that, as is the case with many publicly held corporations facing a change of control, the pending Merger creates uncertainty and raises questions among management, which may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders; and

Whereas, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of the uncertainties occasioned by the possibility of the Merger;

Now, Therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                   Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.                   Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the date that is twenty four (24) months following the date on which the Merger is consummated (the “Closing Date”); provided, however, that if the Merger Agreement terminates for any reason without consummation of the Merger, this Agreement shall be null and void and of no force or effect.

3.                   Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Retention Payments, the Severance Payments, and the other payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company or any Subsidiary or Affiliate.

4.                   The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, the Executive will not, without the Company’s consent, voluntarily resign from the employ of the Company other than for Good Reason until the earliest of (a) the date that is six (6) months following the Effective Date or (b) the Closing Date.

5.                   Compensation Other Than 2021 Target STI Opportunity, Retention Payments or Severance Payments. If the Executive’s employment shall terminate or be terminated for any reason during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination; provided, however, that during the period that begins on the Closing Date and ends on the last day of the Term, this Agreement shall supersede all prior agreements, arrangements or related communications of the Company relating to separation benefits, whether formal or informal, or written or unwritten, and any Severance Payments under this Agreement will be in lieu of separation benefits under any other separation plan or agreement.

6.                   2021 Target STI Opportunity. The Executive is eligible to receive a target cash incentive opportunity for the 2021 calendar year, as determined by the Board of Directors of the Company or a committee thereof in its sole discretion on or before March 15, 2021 (the “2021 Target STI Opportunity”). The 2021 Target STI Opportunity shall be paid to the Executive as soon as reasonably practicable following the end of such year unless the Executive’s employment is terminated for any reason other than a Qualified Termination. In the event the Executive’s employment is terminated for any reason other than a Qualified Termination, Executive shall forfeit and shall not be entitled to the 2021 Target STI Opportunity. In the event of a Qualified Termination, Executive shall not forfeit and shall be entitled to a pro-rata portion of the 2021 Target STI Opportunity payable no later than March 15, 2022 in the amount equal to the product of (i) the 2021 Target STI Opportunity and (ii) the quotient obtained by dividing (A) the number of calendar days (not to exceed 365) that elapse during the period that begins January 1, 2021, and ends on (and includes) the date of the Executive’s Qualifying Termination, by (B) 365.

7.                   Retention Payments. Subject to Section 9 hereof, Executive is eligible to receive the payments set forth below unless Executive’s employment is terminated for any reason other than a Qualifying Termination prior to the Closing Date:

(a)                A lump sum cash payment in recognition of Executive’s contribution and effort through the consummation of the Merger (the “Fixed Retention Bonus”) equal to the sum of (i) one (1) times the sum of the Executive’s (A) Base Salary and (B) 2020 Target Cash Bonus Opportunity, (ii) the Executive’s Prorated 2021 Target LTI Opportunity, and (iii) $50,000; and

(b)                A lump sum cash payment (the “At-Risk Retention Bonus”) up to the amount equal to the Executive’s At-Risk Retention Bonus Opportunity, with 75% of the At-Risk Retention Bonus determined based on satisfaction of the performance thresholds set forth in Exhibit A, and the remaining 25% determined based on the Executive’s individual performance during the period that begins on the Effective Date and ends three days prior to the Closing Date (or the date of the Executive’s Qualifying Termination, if earlier), as jointly determined immediately prior to the Closing Date (or the date of the Executive’s Qualifying Termination, if earlier) by the Company’s Chief Executive Officer and Buyer in their good faith discretion; and

(c)                A lump sum cash payment (the “At-Risk Additional Bonus”) equal to the product of (i) ____% and (ii) the bonus pool amount determined by the Company immediately prior to the Closing Date in accordance with Exhibit B; provided, that, in no event shall the At-Risk Additional Bonus exceed $____________.

The Fixed Retention Bonus, At-Risk Retention Bonus, and the At-Risk Additional Bonus shall be paid to the Executive (or his estate or personal representative, as applicable) immediately prior to the Closing Date.

8.                   Severance Payments. Subject to Section 9 hereof, in case of a Qualifying Termination during the Term on or following the Closing Date, then, in addition to any payments and benefits to which the Executive is entitled under Section 5, Section 6 and Section 7 hereof, the Company shall pay to the Executive the payment described in Section 8(a) below in consideration of past services rendered by the Executive (the “Severance Payment”); provided, however, that the Executive (or his estate or personal representative, if applicable) shall have executed a release of claims (“Release”) substantially in the form of the release of claims then in use by the Company and such Release shall become effective within sixty (60) days following the Date of Termination (and any applicable revocation period shall have expired).

(a)                The Company shall pay to the Executive (or his estate or personal representative, if applicable) cash severance (the “Cash Severance”) in the amount equal to the Executive’s Base Salary. Such Cash Severance will be payable in a single lump sum, less applicable withholdings and deductions, on the first regular payroll date that occurs coincident with or following the date that is sixty (60) days following the Date of Termination.

9.                   Section 280G and Other Applicable Law.

(a)                Section 280G. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and under any other plan or agreement (collectively, the “Payments”) would subject the Executive to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary such that no portion of the Payments will be subject to the Excise Tax. . All determinations related to the Excise Tax under this Section 9 shall be made by the 280G Firm, and all such determinations shall be final and binding on the Executive, the Company and the Company’s Subsidiaries and Affiliates. The fees and expenses of the 280G Firm shall be paid by the Company.

At the time of the initial determination by the 280G Firm hereunder, it is possible that the total Payments will have been made to the Executive which should not have been made (an “Overpayment”) or that an amount which will not have been made to the Executive could have been made (an “Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the 280G Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive that the 280G Firm believes has a high probability of success, determines an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of the Executive shall be repaid by the Executive to the payor (or such person designated by the payor) together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the payor (or such person designated by the payor) if and to the extent such deemed payment would not either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of such taxes. In the event that the 280G Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Executive together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code; provided further that any such Underpayment shall constitute a payment (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)) separate and apart from the total Payments; and provided, further that any such Underpayment shall be deemed a disputed payment (within the meaning of Treasury Regulation Section 1.409A-3(g)) and shall be made no later than the end of the Executive’s first taxable year in which the 280G Firm determines pursuant to this Section 9 that such Underpayment is due.

(b)                Other Applicable Law. Similarly, if any of the Payments which are payable after the Closing Date are subject to Part 2D.2 of the Australian Corporations Act 2011 (Cth) (the “Corporations Act”) exceeds the amount which is permitted to be paid to the Executive under the Corporations Act (“Prohibited Benefit”), then the Prohibited Benefit will be reduced to the greatest amount which is permitted to be paid to the Executive under the Corporations Act and paid to the Executive, and the Executive will not be entitled to any other payment or benefit in lieu thereof.

10.               Termination Procedures and Compensation During Dispute.

(a)                Notice of Termination. During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)                Date of Termination. “Date of Termination,” with respect to any termination of the Executive’s employment during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

11.               No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 8 hereof. Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

12.               Successors; Binding Agreement.

(a)                In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

13.               Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Waddell & Reed Financial, Inc.

[ADDRESS]

Attention: [TITLE]

14.               Miscellaneous; Amendment of Related Agreements. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that, following the Merger, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 8 hereof) shall survive such expiration.

15.               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.               Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

18.               Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s separation from service (or, if earlier, death).  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

19.               Definitions. For purposes of this Agreement, the following terms have the meanings indicated below:

(a)                “280G Firm” means Frederic W. Cook, Inc.; provided, however, that if Frederic W. Cook, Inc. fails or refuses to perform the calculations required under Section 9, then the “280G Firm” will mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Board, which firm shall not be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change of Control.

(b)                “2020 Target Cash Bonus Opportunity” means the amount equal to the Executive’s target cash bonus opportunity for the 2020 calendar year.

(c)                “Affiliate” means (i) any corporation (other than a Subsidiary), partnership, joint venture or any entity in which the Company owns, directly or indirectly, at least a 10% beneficial ownership interest, and (ii) the Company’s parent company, if any.

(d)                “At-Risk Additional Bonus” has the meaning given in Section 7(c).

(e)                “At-Risk Retention Bonus Opportunity” means the amount equal to one (1) times the sum of Executive’s (i) Base Salary and (ii) 2020 Target Cash Bonus Opportunity.

(f)                 “Base Salary” means (i) for purposes of Section 6 and Section 7, the amount equal to the Executive’s annual base salary in effect on the Effective Date, and (ii) for purposes of Section 8, the amount equal to the highest annual base salary in effect for the Executive during the period that begins on the Effective Date and ends on the Date of Termination.

(g)                “Board” means the Board of Directors of the Company.

(h)                “Cause” for termination by the Company of the Executive’s employment means the Executive’s (i) willful misconduct or gross negligence which results in or is reasonably likely to result in material harm to the Company; (ii) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iii) willful violation of Company policies which results in or is reasonably likely to result in material harm to the Company. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

(i)                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)                 “Company” means Waddell & Reed Financial, Inc. and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(k)                “Date of Termination” has the meaning set forth in Section 10(b) hereof.

(l)                 “Disability” means total and permanent disability as determined under the Company’s long-term disability program, whether or not the Executive is covered under such program. If no such program is in effect or the Executive is not a participant in such program, “Disability” shall mean a serious physical or mental impairment of the Executive that is expected to last for a period of at least 12 months and prevents the Executive from performing his regular duties for the Company, its Subsidiaries and Affiliates, as determined by the Board.

(m)               “Excise Tax” has the meaning set forth in Section 9 hereof.

(n)                “Executive” means the individual named in the first paragraph of this Agreement.

(o)                “Good Reason” for termination by the Executive of the Executive’s employment means the occurrence (without the Executive’s consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below:

(i)                 a material diminution or material adverse alteration of the Executive’s base salary or annual incentive compensation opportunity, duties or responsibilities;

(ii)              the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Merger; or

(iii)            the failure of a successor to the assets or business of the Company to assume the obligations of the Company under this Agreement.

Good Reason shall only occur if (1) the Executive provides a Good Reason notice to the Company within thirty (30) calendar days of the Executive’s knowledge of the event giving rise to Good Reason, (2) any such reduction, change, or breach is not remedied or cured within fifteen (15) days of such notice and (3) the Executive actually terminates his or her employment from the Company, its Subsidiaries and its Affiliates within thirty (30) calendar days following the expiration of such cure period to the extent any such reduction, change, or breach is not cured

(p)                “Notice of Termination” has the meaning set forth in Section 10(a) hereof.

(q)                “Payments” has the meaning set forth in Section 9 hereof.

(r)                 “Prorated 2021 Target LTI Opportunity” means the amount equal to the product of (i) the Executive’s target long-term incentive opportunity for the 2021 calendar year, as determined by the Committee in its sole discretion on or before March 15, 2021, and (ii) the quotient obtained by dividing (A) the number of calendar days (not to exceed 365) that elapse during the period that begins January 1, 2021, and ends on (and includes) the Closing Date (or, if earlier, the date of the Executive’s Qualifying Termination), by (B) 365.

(s)                 “Qualifying Termination” means (i) for the period that begins on the Effective Date and ends on the date immediately preceding the Closing Date, the termination of the Executive’s employment during the Term due to the Executive’s death or Disability, and (ii) on and after the Closing Date, the termination of the Executive’s employment during the Term due to the Executive’s death, Disability, involuntary termination without Cause or resignation for Good Reason.

(t)                 “Release” has the meaning set forth in Section 8 hereof.

(u)                “Retention Payments” means the Fixed Retention Bonus and the At-Risk Retention Bonus.

(v)                “Severance Payment” has the meaning set forth in Section 8 hereof.

(w)               “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(x)                 “Term” means the period of time described in Section 2 hereof.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

WADDELL & REED FINANCIAL, INC.

By:
Name:
Title:

[EXECUTIVE]

{Signature Page to Change in Control Retention and Severance Agreement}

Exhibit A

Performance Conditions

The 75% portion of the “At-Risk Additional Bonus” that is earned (the “Funded Percentage”) shall be determined based on the Client Consent Percentage and the Company Advisor Percentage, as those terms are defined in the Merger Agreement, which are generally based on the level of assets under management (“AUM”) and assets under administration (“AUA”), respectively, that are delivered at closing under the Merger Agreement.

The amount by which the Client Consent Percentage exceeds the AUM Floor shall be divided by the difference between the AUM Ceiling and the AUM Floor and expressed as a percentage not to exceed 100% (“% of AUM Target”).

The amount by which the Company Advisor Percentage exceeds the AUA Floor shall be divided by the difference between the AUA Ceiling and the AUA Floor and expressed as a percentage not to exceed 100% (“% of AUA Target”).

The average of the % of AUM Target and the % of AUA Target shall equal the Funded Percentage.

Following is an example calculation of the Funded Percentage based on an estimated Client Consent Percentage and an estimated Company Advisor Percentage of 80%.

Performance Conditions – Example Calculation
“AUM Floor”	45.0%	“AUA Floor”	25.0%	Funded Percentage
“AUM Ceiling”	90.0%	“AUA Ceiling”	75.0%
Closing Condition	65.0%	Closing Condition	40.0%
Client Consent Percentage	80.0%	Company Advisor Percentage	80.0%
% of AUM Target	77.8%	% of AUA Target	100.0%	88.9%

{Exhibit A to Change of Control Retention and Severance Agreement}

Exhibit B

Additional Bonus Pool Funding Formula

The “bonus pool amount” that is used to calculate the At-Risk Additional Bonus shall be $5,000,000 with 75% of the bonus pool amount determined based on satisfaction of the performance thresholds set forth in Exhibit A, and the remaining 25% determined based on the Executive’s individual performance during the period that begins on the Effective Date and ends on the Closing Date (or the date of the Executive’s Qualifying Termination, if earlier), as jointly determined immediately prior to the Closing Date (or the date of the Executive’s Qualifying Termination, if earlier) by the Company’s and Buyer’s chief executive officers in their good faith discretion.

{Exhibit B to Change of Control Retention and Severance Agreement}